Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bakkt Holdings, Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Other(2)	10,339,123(1)	$12.88(2)	$133,167,904.20(2)	$153.10 per $1,000,000	$20,388.01

(1)

Represents up to 10,339,123 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Bakkt Holdings, Inc. (the “Company”) that the Company may issue to YA II PN, Ltd, a Cayman Islands exempted company (the “Selling Stockholder”), upon conversion of the $25 million convertible debenture the Selling Stockholder purchased from the Company on June 18, 2025 which may be offered for sale by the Selling Stockholder on the terms and conditions described in the prospectus that forms a part of the Company’s registration statement on Form S-3 to which this exhibit relates.

(2)

Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based on the average of the high and low sales price of the Common Stock as reported on the New York Stock Exchange on June 23, 2025 of $12.88.